SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported) February 15, 2000



                             TEXFI INDUSTRIES, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)




           Delaware                     1-6797                  56-0795032
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(State or Other Jurisdiction    (Commission File Number)      (I.R.S. Employer
      of Incorporation)                                      Identification No.)


                            1430 Broadway, 13th Floor
                            New York, New York 10018
                    ----------------------------------------
                    (Address of Principal Executive Offices)
                                   (Zip Code)


                                 (212) 930-7200
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
              -----------------------------------------------------
              (Former name or address, if changed from last report)

Item 5.           Other Events.


On February 15, 2000, the Company filed a voluntary petition for relief and reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of New York. Texfi's petition has been assigned case number 00-10603.

During the past two years, the Company has endured substantial volume cuts directly as a result of the 1998 Asian financial crisis that generated a flooding of U.S. markets with low priced goods and triggered a price war between U.S. and Asian manufacturers. During this same period, the Company's lenders have imposed harsh financial burdens and restrictions on collateral borrowing that have hampered the Company's ability to effectively respond to these market changes. In addition, the Company's primary manufacturing facility located in Rocky Mount, North Carolina was unexpectedly closed during peak operations following two natural disasters, Hurricane Floyd in September 1999 and the winter storms in January 2000.

The Company's management has evaluated several restructuring alternatives and determined that it can best accomplish its goals in the context of a Chapter 11 proceeding. This filing should significantly reduce the Company's debt structure and provide a firm framework upon which it can operate in the future. The Company anticipates that the stock currently held by common shareholders will not have any value pursuant to this reorganization process.

Management has retained the services of Ernst & Young Restructuring LLP and McDermott, Will & Emery to assist in this reorganization process. The Company continues to manage and operate its business as a debtor-in-possession. It expects to have the working capital necessary to meet its daily business obligations and inventory requirements and serve customers in a timely and efficient manner.

Item 7.           Financial Statements and Exhibits.

                  (a) No Exhibits are attached

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2000

                                  TEXFI INDUSTRIES, INC.


                                  By: /s/ Robert P. Ambrosini
                                      ------------------------------------------
                                      Robert P. Ambrosini
                                      Executive Vice President and Chief
                                      Financial Officer